Exhibit 5.1

[Cahill Gordon & Reindel LLP Letterhead]

212-701-3000

TriMas Corporation

39400 Woodward Avenue

Suite 130

Bloomfield Hills, Michigan 48304

September 16, 2013

Re:	TriMas Corporation
Registration Statement on
Form S-3 (No. 333-172525)

Ladies and Gentlemen:

We have acted as special counsel to TriMas Corporation, a Delaware corporation (the “Company”) in connection with the registration statement on Form S-3 (File No. 333-172525) (the “Registration Statement”) and the prospectus supplement dated September 10, 2013 (the “Prospectus Supplement”) with respect to the sale of an aggregate amount of 5,175,000 shares (the “Shares”), which includes 4,500,000 Firm Shares and 675,000 Optional Shares, of Common Stock, par value $0.01 per share (the “Common Stock”). The Shares are to be sold to the several underwriters named in Schedule I (the “Underwriters”) of the Underwriting Agreement dated September 10, 2013 among the Company and the Underwriters, for which Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC are acting as representatives (the “Underwriting Agreement”), which Underwriting Agreement will be field as an exhibit to a Current Report on Form 8-K and incorporated by reference into the Registration Statement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Underwriting Agreement.

In rendering the opinion set forth herein, we have examined originals, photocopies or conformed copies certified to our satisfaction of all such corporate records, agreements, instruments and documents of the Company, certificates of public officials and other certificates and opinions, and we have made such other investigations, as we have deemed necessary in connection with the opinions set forth herein. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as photocopies or conformed copies.

Based upon the foregoing, and subject to the limitations set forth below, we are of the opinion that the Shares, when issued by the Company and delivered by the Company against payment therefor as contemplated by the Underwriting Agreement, will be duly and validly issued, fully paid and non-assessable shares of the Common Stock.

In rendering this opinion we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement and in the Prospectus Supplement and to the filing of this opinion as an Exhibit to the Form 8-K filed by the Company in connection with the sale of the Shares. Such consent does not constitute a consent under Section 7 of the Securities Act of 1933, and by giving such consent we have not certified any part of the Registration Statement or the Prospectus Supplement and do not otherwise admit that we are within the categories of persons whose consent is required under said Section 7 or under the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Cahill Gordon & Reindel LLP